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                                                                EXHIBIT (a)(xii)

                             SUNAMERICA SERIES TRUST

                     ESTABLISHMENT AND DESIGNATION OF SHARES
                             OF BENEFICIAL INTEREST

         The undersigned, being Assistant Secretary of SunAmerica Series Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts Business Trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.1 of the Declaration of Trust, dated September 11, 1992, (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust, at a meeting held on May 23, 2000, the following is hereby authorized:

         That four series of the Trust's unissued shares of beneficial interest, without par value, are hereby established and designated to have all the rights and preferences described in the Declaration of Trust, to be designated as follows:

                 Blue Chip Growth Portfolio
                 Goldman Sachs Research Portfolio
                 Growth Opportunities Portfolio
                 Technology Portfolio

         The actions contained herein shall be effective as of July 1, 2000.

                                   By: /s/ JEFFREY H. WARNOCK
                                       ----------------------
                                       Jeffrey H. Warnock
                                   Title: Assistant Secretary
                                       SunAmerica Series Trust